UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): November 16, 2010 (November 11, 2010)

JINHAO MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Nevada	000-52482	20-2308107
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Dawang Industrial Park
Hi-Tech Exploit Area
Zhaoqing City, Guangdong 526238
People’s Republic of China
(Address of principal executive offices)

(86) 7583625628
(Registrant's telephone number, including area code)

__________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[    ]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[    ]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

On November 11, 2010, Guangdong Jinhao Motorcycle Co., Ltd. (“Guangdong Jinhao”), the variable interest entity of Jinhao Motor Company (the “Company”), entered into an equity transfer agreement (the “Equity Transfer Agreement”) with the shareholders of Zhangjiagang Chunzhou Station Wagon Co., Ltd. (“Station Wagon”), a company based in the People’s Republic of China, pursuant to which Guangdong Jinhao purchased a 60% equity interest in Station Wagon for an aggregate purchase price of approximately $27,000,000 (RMB 180,000,000) (the “Purchase Price”). Guangdong Jinhao is obligated to pay the Purchase Price in 3 tranches of, approximately $4,500,000, $7,500,000 and $15,000,000 (RMB30,000,000, RMB50,000,000 and RMB100,000,000), respectively, the first tranche of which had already been paid as at November 11, 2010. The Equity Transfer Agreement is expected to close subject to the usual and customary closing conditions.

Station Wagon designs, produces and distributes various models of gasoline commercial vans and buses. The Company expects that the acquisition will enhance its brand recognition, increase its production capacity, provide the Company with an entry into the on-road vehicles segment for the retail consumers and increase the possibility of the Company’s being listed in the “National Vehicle Manufacturers and Product Announcement.”.

The foregoing description of the Equity Transfer Agreement does not purport to be complete and is qualified in its entirety by reference to such document. A copy of the Equity Transfer Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 4.01	Change in Registrant’s Certifying Accountant

Dismissal of Previous Independent Registered Public Accounting Firm

On November 11, 2010, the board of directors of the Company approved the dismissal of the Company’s independent registered public accounting firm, MSCM LLP, or MSCM.

MSCM has not provided reports on the Company’s financial statements for any previous fiscal years, including the fiscal years ended December 31, 2009 and 2008, respectively. MSCM was retained as of August 11, 2010 as the Company's independent registered public accounting firm to provide reports on the financial statements of Jinhao Power Holdings Limited ("Jinhao Power"), the Company’s wholly-owned subsidiary organized under the laws of the British Virgin Islands, for the years ended December 31, 2009 and 2008, and to perform interim review of the financial statements of the Company. During the third quarter of 2010, and through MSCM’s dismissal on August 11, 2010, MSCM’s report on the financial reports for the fiscal years ended December 31, 2009 and 2008, of Jinhao Power, and for the third quarter of 2010, of the Company, did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. There were (1) no disagreements with MSCM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of MSCM, would have caused MSCM to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

We furnished MSCM with a copy of this disclosure on November 16, 2010, providing MSCM with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree.

Engagement of New Independent Registered Public Accounting Firm

Concurrent with the decision to dismiss MSCM as our independent auditor, our board of directors appointed PricewaterhouseCoopers LLP, or PWC, as our independent auditor.

During the years ended December 31, 2009 and 2008, and through its appointment on November 11, 2010, neither us nor anyone acting on our behalf consulted PWC with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that PWC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2010, Mr. John Shen, the Company’s President, resigned from his position as President, effective immediately. Mr. Shen’s resignation was for personal reasons and not due to any disagreement with the Company.

Item 9.01.	Financial Statements and Exhibits

(d)     Exhibits.

Exhibit No.	Description

10.1	Equity Transfer Agreement, dated November 11, 2010, between Guangdong Jinhao Motorcycle Co., Ltd. and the shareholders of Zhangjiagang Chunzhou Station Wagon Co., Ltd.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JINHAO MOTOR COMPANY

Date: November 16, 2010	By:/s/ Chak Shing Tsoi
Chak Shing Tsoi
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Equity Transfer Agreement, dated November 11, 2010, between Guangdong Jinhao Group Co., Ltd. and the shareholders of Zhangjiagang Chunzhou Station Wagon Co., Ltd.